Exhibit 99.1

PRESS RELEASE

DOLLAR TREE, INC. REPORTS RECORD SECOND QUARTER RESULTS
AND RAISES GUIDANCE FOR THE SECOND HALF OF 2010
•	Diluted earnings per share increased 45% to $0.61
•	Consolidated net sales increased 12.7%
•	Comparable store sales increased 6.7%

CHESAPEAKE, Va. – August 19, 2010 – Dollar Tree, Inc. (NASDAQ: DLTR), the nation's leading operator of discount variety stores selling everything for $1 or less, reported its results for the quarter ended July 31, 2010 (“second quarter”).  Consolidated net sales for the second quarter were $1.38 billion, a 12.7% increase compared to $1.22 billion reported for the quarter ended August 1, 2009 (“second quarter 2009”).  Comparable store sales increased 6.7%, on top of a 6.8% increase for the second quarter 2009.

Earnings per diluted share for the second quarter were $0.61, an increase of 45% compared to the $0.42 earnings per diluted share reported for the quarter ended August 1, 2009.

“Dollar Tree’s sales and earnings continued to expand in the second quarter,” President and CEO Bob Sasser said.  “Sales were strong throughout the quarter, driven by increases in both traffic and average ticket.  Customers are responding in record numbers to our outstanding values and fun shopping experience.  Leading categories in the second quarter included food, health and beauty care products and party supplies.  In addition, our seasonal sell-through was on plan and our inventory is clean heading into the Fall season.”

Operating margin increased 200 basis points for the quarter to 9.3%.  The improvement was driven by a 60 basis point increase in gross margin and a 140 basis point reduction in S.G. &A. expenses.

Cash and investments at quarter-end totaled approximately $480 million, compared with $358 million at the end of the second quarter 2009.  Year-to-date, the Company repurchased 5.6 million shares for $218.4 million, including a $200 million Accelerated Share Repurchase which was completed in early August.  The Company has $542 million remaining on its share repurchase authorization, including the additional $500 million authorized by the Company’s Board of Directors in June 2010.

In addition, during the second quarter the Company executed a 3-for-2 stock split in the form of a 50% common stock dividend. All per-share data in this document reflect the impact of the stock split.

During the second quarter, Dollar Tree opened 56 stores, expanded or relocated 34 stores, and closed 5 stores.  Retail selling square footage increased 6.8% compared to a year ago, to 33.6 million square feet.

Guidance
The Company estimates sales for the third quarter of 2010 to be in the range of $1.35 billion to $1.39 billion, based on low to mid single digit positive comparable store sales.  Diluted earnings per share are estimated to be in the range of $0.57 to $0.62.

Full year sales are now estimated to be in the range of $5.77 billion to $5.86 billion.  Diluted earnings per share are expected to be $2.84 to $2.96, including the impact of the non-cash, non-recurring charge in the first quarter relating to the Company’s previously announced retail inventory accounting change.  Excluding the charge, diluted earnings per share for the full year 2010 are expected to be $2.97 to $3.09 compared with previous guidance of $2.86- $3.00.

On Thursday, August 19, 2010, the Company will host a conference call to discuss its earnings results at 9:00 a.m. EDT.  The telephone number for the call is 888-801-6504.  A recorded version of the call will be available until midnight Thursday, August 26, and may be accessed by dialing 888-203-1112, and the access code is 8880461.  A webcast of the call is accessible through Dollar Tree's website, www.dollartreeinfo.com/investors/news/events and will remain online until midnight Thursday, August 26.

Dollar Tree, a Fortune 500 Company, operated 3,925 stores in 48 states as of July 31, 2010, with total retail selling square footage of 33.6 million.  To learn more about the Company, visit www.DollarTree.com.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS:  Our press release contains "forward-looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, or estimate.  For example, our forward-looking statements include statements regarding third quarter and full year sales and third quarter and full year diluted earnings per share. For a discussion of the risks, uncertainties and assumptions that could affect our future events, developments or results, you should carefully review the “Risk Factors,” "Business," and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections in our Annual Report on Form 10  - K filed March 19, 2010.  We are not obligated to release publicly any revisions to any forward-looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

CONTACT:	Dollar Tree, Inc., Chesapeake
Timothy J. Reid, 757-321-5284
www.DollarTree.com